                            ASSET PURCHASE AGREEMENT

                         DATED AS OF DECEMBER 13, 1996




                                  BY AND AMONG


                               TELOS CORPORATION,
                            A MARYLAND CORPORATION,
                                ("SHAREHOLDER")


                               TELOS CORPORATION,
                           A CALIFORNIA CORPORATION,
                                   ("SELLER")


                                      AND


                        COMSYS TECHNICAL SERVICES, INC.,
                            A MARYLAND CORPORATION,
                                 ("PURCHASER")


                     COVERING THE PURCHASE OF SUBSTANTIALLY
                              ALL OF THE ASSETS OF

                           TELOS CONSULTING SERVICES,
                        A DIVISION OF TELOS CORPORATION

                               TABLE OF CONTENTS

                                                                                                                     PAGE
                                                                                                                     ----
1.     GENERAL DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

2.     PURCHASE AND SALE OF THE ASSETS; CLOSING DATE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
       2.1    Purchase and Sale   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
       2.2    Delivery of Assets and Transfer Documents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
       2.3    Closing; Closing Date   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

3.     PURCHASE PRICE   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
       3.1    Price and Payment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
       3.2    Purchase Price Adjustment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
       3.3    Excluded Assets   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
       3.4    Assumed Obligations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
       3.5    Excluded Liabilities and Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
       3.6    Transfer Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
       3.7    Allocation of Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

4.     REPRESENTATIONS AND WARRANTIES OF SELLER   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
       4.1    Organization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
       4.2    Ownership   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
       4.3    Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
       4.4    Events Since the Balance Sheet Date   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
       4.5    Competing Interests   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
       4.6    Notes and Accounts Receivable   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
       4.7    Employee Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
       4.8    Contracts and Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
       4.9    Effect of Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
       4.10   Properties, Assets and Leasehold Estates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
       4.11   Intangible Property   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
       4.12   Suits, Actions and Claims   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
       4.13   Licenses and Permits; Compliance with Governmental Regulations  . . . . . . . . . . . . . . . . . . . .  10
       4.14   Authorization   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
       4.15   No Untrue Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
       4.16   Records   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
       4.17   Work-In-Process   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
       4.18   Brokers and Finders   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
       4.19   Adverse Facts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
       4.20   Deposits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
       4.21   Workers' Compensation Data  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
       4.22   Customer List   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

       4.23   No Royalties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
       4.24   Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
       4.25   Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

5.     REPRESENTATIONS AND WARRANTIES OF PURCHASER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
       5.1    Incorporation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
       5.2    Authorization   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
       5.3    Brokers and Finders   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

6.     PRE-CLOSING COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
       6.1    General   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
       6.2    Notices and Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
       6.3    Operation of Business   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
       6.4    Preservation of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
       6.5    Full Access   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
       6.6    Notice of Developments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
       6.7    Exclusivity   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
       6.8    Updated Schedules   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

7.     CONDITIONS TO OBLIGATION TO CLOSE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
       7.1    Conditions to Obligation of the Purchaser   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
       7.2    Conditions to Obligations of the Seller   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

8.     TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
       8.1    Termination of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
       8.2    Effect of Termination   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

9.     NATURE OF STATEMENTS AND SURVIVAL OF INDEMNIFICATIONS,
       GUARANTEES, REPRESENTATIONS AND WARRANTIES OF SELLER AND
       SHAREHOLDER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

10.    SPECIAL CLOSING AND POST-CLOSING COVENANTS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
       10.1   Delivery of Funds and Other Assets Collected by Purchaser;
              Power of Attorney   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
       10.2   Delivery of Funds and Other Assets Collected by Seller or
              Shareholder; Power of Attorney  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
       10.3   Consents of Landlords   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

11.    INDEMNITY BY SELLER.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
       11.1   Indemnity   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
       11.2   Limitation of Certain Liability   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
       11.3   Notice of Claim   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
       11.4   Right to Defend   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
       11.5   Cooperation by Purchaser  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

       11.6   Payment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

12.    LEASE AGREEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

13.    NON-COMPETITION AGREEMENTS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

14.    NONDISCLOSURE OF CONFIDENTIAL INFORMATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

15.    ASSIGNMENT OF CONTRACTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

16.    SPECIAL PROVISIONS REGARDING EMPLOYEES OF SELLER   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
       16.1   New Employees of Purchaser  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
       16.2   Hiring of Employees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
       16.3   Existing Employee Benefit Plans   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
       16.4   Indemnity Concerning Accrued Benefits   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

17.    EXPENSES   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

18.    FURTHER ACTIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

19.    NOTICES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

20.    GENERAL PROVISIONS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
       20.1   GOVERNING LAW; INTERPRETATION; SECTION HEADINGS   . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
       20.2   Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
       20.3   Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
       20.5   Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
       20.6   Amendment; Waiver   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
       20.7   Gender; Numbers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
       20.8   Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
       20.9   Telecopy Execution and Delivery   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

                         LIST OF SCHEDULES AND EXHIBITS


SCHEDULES
---------
Schedule 2.1         List of Assets
Schedule 3.4         Assumed Liabilities
Schedule 3.7         Allocation of Purchase Price
Schedule 4.2         Ownership of Assets
Schedule 4.3(A)      Financial Statements
Schedule 4.3(B)      Exceptions to GAAP on Financial Statements
Schedule 4.4         Events Since the Balance Sheet Date
Schedule 4.5         Competing Interests
Schedule 4.7A Employees
Schedule 4.7B Employee Benefit Plans
Schedule 4.8         Contracts and Agreements
Schedule 4.8A        Non-assignable Contracts and Agreements
Schedule 4.11        Intangible Property
Schedule 4.12        Suits, Actions and Claims
Schedule 4.13        Licenses and Permits
Schedule 4.17        Work-in-Process
Schedule 4.21        Workers' Compensation Report
Schedule 4.22        Customer List
Schedule 16.2(B)     Personnel to Execute Employment Agreements
Schedule 16.2(C)     Personnel to Execute Mon-Competition Agreements


EXHIBITS
--------

Exhibit A            General Warranty Bill of Sale
Exhibit A-1          Excluded Assets
Exhibit B            Form of Employment Agreement
Exhibit C            Form of Non-Competition Agreement
Exhibit D            Opinion of Seller's Counsel
Exhibit E            Form of Administrative Services Agreement
Exhibit G            Opinion of Purchaser's Counsel

                            ASSET PURCHASE AGREEMENT


       THIS ASSET PURCHASE AGREEMENT (this "AGREEMENT") is made and entered into this 13th day of December, 1996, by and among TELOS CORPORATION, a Maryland corporation ("SHAREHOLDER"), TELOS CORPORATION, a California corporation ("SELLER") and COMSYS TECHNICAL SERVICES, INC., a Maryland corporation ("PURCHASER").


                              W I T N E S S E T H

       WHEREAS, Seller is the owner of all right, title and interest in and to the assets described on Schedule 2.1 hereto (the "ASSETS"), with such assets being substantially all of the assets currently used in the Telos Consulting Services division operated by the Seller (the "BUSINESS");

       WHEREAS, Shareholder is the owner of all of the outstanding capital stock of Seller and is reasonably expected to benefit from the transactions contemplated by this Agreement;

       WHEREAS, Seller desires to sell the Assets to Purchaser and Purchaser desires to acquire the Assets from Seller, all pursuant to this Agreement as hereinafter provided; and

       WHEREAS, the parties hereto desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the execution and delivery of this Agreement, and to set forth certain additional agreements related to the transactions contemplated hereby;


                                   AGREEMENT

       NOW, THEREFORE, for and in consideration of the premises, the mutual representations, warranties and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

       1. GENERAL DEFINITIONS. For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

              .1     GOVERNMENTAL AUTHORITY shall mean any and all foreign,
federal, state or local governments, governmental institutions, public authorities and governmental entities and courts.

              .2     GOVERNMENTAL REQUIREMENT shall mean any and all laws
(including, but not limited to, applicable common law principles), statutes, ordinances, codes, rules, regulations, orders, judgments, writs, injunctions, decrees, decisions or pronouncements, promulgated, issued, passed or set forth by any Governmental Authority.

              .3     PERSON shall mean any natural person, any Governmental
Authority and any entity the separate existence of which is recognized by any Governmental Authority or Governmental Requirement, including, but not limited to, corporations, partnerships, joint ventures, joint stock companies, trusts, estates, companies and associations, whether organized for profit or otherwise.

              .4     TAXES.  "TAX" and "TAXES" shall mean any and all income,
excise, franchise or other taxes and all other charges or fees imposed or collected by any Governmental Authority or pursuant to any Governmental Requirement, and shall also include any and all penalties, interest, deficiencies, assessments and other charges with respect thereto.

              .5     AFFILIATE of any Person shall mean any Person Controlling,
Controlled by or under common Control with such Person.

              .6     CONTROL and all derivations thereof shall mean the
possession, direct or indirect, of either (i) the ownership of or ability to direct the voting of, as the case may be, fifty-one percent (51%) or more of the equity interests, value or voting power in any Person or (ii) the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

              .7     BEST KNOWLEDGE OF SELLER means actual knowledge of either
Seller or Shareholder after reasonable inquiry and investigation.

              .8     PURCHASER'S BUSINESS means the temporary placement of
computer support staff and consulting services personnel on a time and material basis.


       2.     PURCHASE AND SALE OF THE ASSETS; CLOSING DATE.

              .1     PURCHASE AND SALE.  Seller hereby sells, assigns,
transfers and delivers to Purchaser all right, title and interest in and to the Assets (as more fully described on Schedule 2.1 hereto), free and clear of any liens or encumbrances of any nature whatsoever (except for any liens, encumbrances or obligations, if any, expressly assumed by Purchaser hereunder). Purchaser hereby purchases from Seller the Assets in consideration for the Purchase Price (as hereinafter defined) payable as set forth in Section 3 below.

              .2     DELIVERY OF ASSETS AND TRANSFER DOCUMENTS.  At the Closing
(hereinafter defined in Section 2.3), Seller shall have taken all steps necessary to put Purchaser in possession of the Assets, free and clear of any liens or encumbrances of any nature whatsoever (except for liens, encumbrances or obligations, if any, expressly assumed by Purchaser hereunder), and have delivered to Purchaser (i) a duly executed general warranty bill of sale covering the Assets, in the form of and containing the same terms and provisions as the General Warranty Bill of Sale attached hereto as Exhibit A, (ii) duly executed assignments for all accounts receivable, patents, trademarks, trade names and similar intangible property included in the Assets, in form and substance acceptable to Purchaser and in recordable form as appropriate, and (iii) such other duly executed transfer and release documents which Purchaser has reasonably requested to evidence the transfer of the Assets to Purchaser free and clear of any liens or encumbrances of any nature whatsoever (except for liens, encumbrances or obligations, if any, expressly assumed by Purchaser hereunder).

              .3     CLOSING; CLOSING DATE.  Subject to the terms and
conditions herein contained, the consummation of the transactions referred to above shall take place (the "CLOSING") at the offices of Purchaser's counsel, commencing at 9:00 a.m. local time on December 31, 1996, or such other date as the parties may mutually determine (the "CLOSING DATE").


       3.     PURCHASE PRICE.

              .1     PRICE AND PAYMENT.

                     (a) The aggregate consideration for the Assets and the Non-Competition Agreements (set forth in Section 13 below) shall be an amount equal to $31,000,000, subject to adjustment as provided in Section 3.2 below, payable by wire transfer or delivery of other immediately available funds (the "PURCHASE PRICE").

                     (b) At the Closing, the Purchaser shall cause the Purchase Price to be paid to Seller or its designee.

              .2     PURCHASE PRICE ADJUSTMENT.

                     (a) The Purchase Price shall be increased or decreased on a dollar-for-dollar basis by the amount by which the Net Working Capital of the Seller is more or less than $3,352,148 on the Closing Date (the "NET WORKING CAPITAL ADJUSTMENT").

                     (b) The "NET WORKING CAPITAL OF THE SELLER" shall mean the sum of all current Assets less all current assumed liabilities of the Seller as of Closing, determined in accordance with past practices of Seller (which past practices are in accordance with generally accepted accounting principles, consistently applied ("GAAP")).

                     (c) The Net Working Capital of the Seller shall be initially determined at the time of Closing by an estimate of Seller in good faith and any adjustment as a result thereof shall reduce or increase the Purchase Price payable pursuant to Section 3.1 above; provided, however, that any increase in the Purchase Price payable at Closing shall be initially limited to 75% of such increase (with the full amount of such increase to be deferred until such time as the E&Y Determination (as defined below) or the Final Computation (as defined below) has been made. Following the Closing, the Net Working Capital of the Seller shall be subsequently determined within forty-five (45) days after the Closing Date by Ernst & Young, LLP, in accordance with the terms of this Agreement (at the expense of the Purchaser), which determination (the "E&Y DETERMINATION") shall be submitted in writing to the Seller and Purchaser no later than forty-five (45) days after the Closing. If within ten (10) days after receipt of the E&Y Determination, the Seller delivers written notice to Purchaser that the Seller disagrees with the E&Y Determination (the "DISAGREEMENT NOTICE"), then the Seller and Purchaser shall attempt in good faith to mutually determine the correct amount of the Net Working Capital of the Seller within ten (10) days after Seller delivers the Disagreement Notice to Purchaser. If the Seller and Purchaser cannot in good faith mutually determine the correct amount of the Net Working Capital of the Seller within such ten (10) day period, then Seller and Purchaser will mutually select another accounting firm, to be considered a "Big Six" accounting firm, to compute the Net Working Capital of the Seller, which computation (the "FINAL COMPUTATION") shall be final, conclusive and binding on the parties.

                     (d) In the event of a Final Computation, the Purchaser and Seller shall jointly pay the expense of the Final Computation. If the Seller does not deliver the Disagreement Notice on a timely basis to Purchaser, the Seller shall be deemed to agree with and accept the E&Y Determination, which shall be final and conclusive against Purchaser and Seller. Any required payment by the Seller or the Purchaser by virtue of a Net Working Capital Adjustment (net of any preliminary adjustment made at Closing) shall be made by the Seller or the Purchaser, as the case may be, within ten (10) days of the receipt of the E&Y Determination or the Final Computation.

              .3     EXCLUDED ASSETS.  The Purchased Assets shall not include
any of the assets listed on Exhibit A-1 to Schedule 2.1 hereto (collectively, the "EXCLUDED ASSETS").

              .4     ASSUMED OBLIGATIONS.  Purchaser hereby assumes the
obligations of Seller under all contracts and agreements transferred by Seller to Purchaser under this Agreement that are listed and described on Schedule 3.4 hereto (the "ASSUMED LIABILITIES AND OBLIGATIONS"); provided that Purchaser specifically does not assume any liabilities of Seller under such contracts or agreements with respect to any breaches of such contracts or agreements occurring on or before the Closing Date or any damages to third parties resulting from acts, events or omissions occurring on or before the Closing Date.

              .5     EXCLUDED LIABILITIES AND OBLIGATIONS.

                     (a) Except as expressly set forth in Section 3.4 above, the Purchaser shall not assume and shall not be liable or responsible for any debt, obligation or liability of the Business, the Seller, Shareholder or any other Affiliate of the Seller, or any claim against any of the foregoing parties, of any kind, whether known or unknown, contingent, absolute or otherwise.

                     (b) Except for the Assumed Liabilities and Obligations expressly provided for in Section 3.4 hereof, the Seller and Shareholder shall jointly and severally forever defend, indemnify and hold harmless the Purchaser from and against any and all liabilities, obligations, losses, claims, damages (including incidentals and consequential damages), costs and expenses (including court costs and reasonable attorney's fees) related to or arising from the Business prior to the Closing Date.

              .6     TRANSFER TAXES.  Purchaser and Seller acknowledge and
agree that the consideration (including, without limitation) the Purchase Price and any adjustments thereto) is deemed to have been paid for any sales, use, transfer or other similar tax purposes by Purchaser to Seller pursuant to this Agreement, includes and is inclusive of any and all sales, use, transfer or other similar tax imposed as a result of the consummation of the transactions contemplated by this Agreement, and Seller and Shareholder hereby agree to pay and discharge, and to indemnify Purchaser against, and protect, save and hold Purchaser harmless from, any liability, obligation, claim, assessment or deficiency (whether or not ultimately successful) for any and all sales, use, transfer or other similar taxes (and any and all interest, penalties, additions to tax and fines thereon or related thereto) resulting or arising from or incurred in connection with the consummation of the transactions contemplated by this Agreement.

              .7     ALLOCATION OF PURCHASE PRICE.  The Purchase Price shall be allocated as set forth in Schedule 3.7 attached hereto, and made a part hereof.


       4. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller and Shareholder hereby jointly and severally represent and warrant to Purchaser as follows:

              .1     ORGANIZATION.  Shareholder is a corporation duly
organized, validly existing and in good standing under the laws of the state of Maryland, and is duly authorized, qualified and licensed under all applicable Governmental Requirements to carry on its business in the places and in the manner as now conducted except where any such failure would not reasonably be expected to have a material adverse effect on the financial condition, operating results, assets, or business prospects of the Business. Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of California, and is duly authorized, qualified and licensed under all applicable Governmental Requirements to carry on its business in the places and in the manner as now conducted except where any such failure would not reasonably be expected to have a material adverse effect on the financial condition, operating results, assets, or business prospects of the Business. Seller is qualified to do business in every jurisdiction in which the failure to so qualify might reasonably be expected to have a material adverse effect on the financial condition, operating results, assets, or business prospects of the Business.

              .2 OWNERSHIP. The Seller owns all of the Assets constituting the Business. Except as listed on Schedule 4.2 hereto, there are no options, rights or other grants currently outstanding for the acquisition or purchase of any of the Assets. All of the outstanding capital stock of the Seller is owned by the Shareholder.

              .3     FINANCIAL STATEMENTS.  Seller has delivered to Purchaser
copies of the following financial statements for the Business, all of which financial statements are included in Schedule 4.3(A) hereto:

                     (a) Unaudited Balance Sheet of the Business (the "REFERENCE BALANCE SHEET") as of September 30, 1996 (the "BALANCE SHEET DATE") and Internal Operations Summary of the Business for the nine-month period ended on the Balance Sheet Date;

                     (b) Internal Operations Summary of the Business for Seller's two (2) most recent fiscal years; and

                     (c) Internal Operations Summary of the Business as of and for the two (2) months ended November 30, 1996.

All financial statements supplied to Purchaser by Seller, whether or not included in Schedule 4.3(A) hereto, are true and accurate in all respects and, except as set forth on Schedule 4.3(B) hereto, have been prepared in accordance with GAAP, and present fairly the consolidated financial condition of the Business as of the dates and for the periods indicated thereon. The Reference Balance Sheet reflects, as of the Balance Sheet Date, all liabilities, debts and obligations of any nature of Seller related to the Business and the Assets, whether accrued, absolute, contingent or otherwise, and whether due, or to become due, including, but not limited to, liabilities, debts or obligations on account of taxes or other governmental charges, or penalties, interest or fines thereon or in respect thereof, to the extent such items are required to be reflected on such balance sheet under GAAP.

              .4     EVENTS SINCE THE BALANCE SHEET DATE.  Except as set forth
on Schedule 4.4 hereto, since September 30, 1996, there has not been:

                     (a) any change in the condition (financial or otherwise) or in the properties, assets, liabilities, business or prospects of the Business, except normal and usual changes in the ordinary course of business, none of which has been adverse and all of which in the aggregate have not been adverse;

                     (b) any labor trouble, strike or any other occurrence, event or condition affecting the employees of the Business that adversely affects the condition (financial or otherwise) of the Assets or the Business.

                     (c) any breach or default by Seller or Shareholder or, to the Best Knowledge of Seller, by any other party, under any agreement or obligation included in the Assets or by which any of the Assets are bound;

                     (d) any damage, destruction or loss (whether or not covered by insurance) adversely affecting the Assets or the Business;

                     (e) any change in the types, nature, composition or quality of the services of the Business, any adverse change in the contributions of any of the service lines of the Business to the revenues or net income of such Business, or any adverse change in the sales, revenue or net income of the Business;

                     (f) any transaction related to or affecting the Assets or the Business other than transactions in the ordinary course of business of Seller; or

                     (g) any other occurrence, event or condition that has adversely affected (or can reasonably be expected to adversely affect) the Assets or the Business.

              .5     COMPETING INTERESTS.  Except as set forth on Schedule 4.5
hereto, neither Seller or Shareholder, nor, to the Best Knowledge of Seller, any shareholder or officer of Seller, and no Associate (as hereinafter defined) of Seller:

                     (a) owns, directly or indirectly, any equity interests in, or is a director, officer or employee of, or consultant to, any entity which is a competitor, supplier or customer of the Business, or, to the Best Knowledge of Seller, a competitor, supplier or customer of Purchaser or an Associate of Purchaser (except for ownership, if any, of less than one percent (1%) by value of the outstanding capital stock of any corporation the capital stock of which is traded on a nationally recognized securities exchange); or,

                     (b) owns, directly or indirectly, in whole or in part, any property, asset or right which is associated with the Assets or the Business, or which Seller is presently operating or using in connection with or the use of which is necessary for or material to the operation of the Business.

              For purposes of this Agreement, the term "ASSOCIATE" shall mean with respect to a Person (other than an individual), any Person Controlling, Controlled by or under common Control with such Person, and any director or officer of such Person and any Associate of any such Person.

              .6     NOTES AND ACCOUNTS RECEIVABLE. All notes and accounts
receivable of the Seller which are part of the Assets are reflected properly on Seller's books and records, are valid receivables subject to no setoffs or counterclaims, are presently current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to a reserve for bad debts set forth on the face of the Reference Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the date of Closing in accordance with the past customs and practices of the Business.

              .7     EMPLOYEE MATTERS.  Schedule 4.7(A) hereto, sets forth a
true and complete list of the names of and current annual compensation paid by Seller to each corporate or administrative (non-temporary) employee of Seller utilized in connection with the operation of the Business. Except as specifically described on Schedule 4.7(B) hereto, neither Seller nor Shareholder have any employee benefit plans (including, but not limited to, pension plans and health or welfare plans), arrangements or understandings, whether formal or informal relating to any employees of the Business.
Purchaser will have no liability with respect to any such plans as a result of the transactions contemplated by this Agreement. Seller does not now and have never contributed to a "multi-employer plan" as defined in section 4001(a)(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Seller is not a party to any collective bargaining or other union agreements. Seller has not, within the last five (5) years, had or been threatened with any union activities, work stoppages or other labor trouble with respect to its employees engaged in the Business which had or might have had a material adverse effect on the Business. Other than wage increases in the ordinary course of business, since the Balance Sheet Date, Seller has not made any commitment or agreement to increase the wages or modify the conditions or terms of employment of any of the corporate or administrative (non-temporary) employees of Seller used in connection with the Business.

              .8     CONTRACTS AND AGREEMENTS.  Schedule 4.8 hereto, sets forth a true and complete list of and briefly describes (including termination date) all of the following contracts, agreements, leases, licenses, plans, arrangements or commitments, written or oral, that relate to the Assets or the Business (including all amendments, supplements and modifications thereto):

                     (a) all contracts, agreements, or commitments in respect of the sale of services;

                     (b) all offers, tenders or the like outstanding and capable of being converted into an obligation of Seller by the passage of time or by an acceptance or other act of some other person or entity or both;

                     (c) all sales or agency agreements or franchises or legally enforceable commitments or obligations with respect thereto;

                     (d) all collective bargaining agreements, union agreements, employment agreements, consulting agreements or agreements providing for the services of an independent contractor;

                     (e) all profit-sharing, pension, stock option, severance pay, retirement, bonus, deferred compensation, group life and health insurance or other employee benefit plans, agreements, arrangements or commitments of any nature whatsoever, whether or not legally binding, and all agreements with any present or former officer or shareholder of Seller;

                     (f) all loan or credit agreements, indentures, guarantees (other than endorsements made for collection), mortgages, pledges, conditional sales or other title retention agreements, and all equipment financing obligations, lease and lease-purchase agreements relating to or affecting the Assets or the Business;

                     (g) all leases related to the Assets or the Business, and all other contracts, agreements or legally enforceable commitments relating to or affecting the Assets or the Business;

                     (h) all performance bonds, surety bonds and the like, all contracts and bids covered by such bonds, and all letters of credit and guaranties;

                     (i) all consent decrees and other judgments, decrees or orders, settlement agreements and agreements relating to competitive activities, requiring or prohibiting any future action;

                     (j) all accounts, notes and other receivables, and all security therefor, and all documents and agreements related thereto;

                     (k) all contracts or agreements of any nature with any 5% or greater stockholder of Seller, or any Associate (as defined in Section
4.5 above) of such stockholders; and

                     (l) all contracts, commitments and agreements entered into outside the ordinary course of the operation of the Business.

All of such contracts, agreements, leases, licenses, plans, arrangements, and commitments and all other such items included in the Assets, but not specifically described above, (collectively, the "CONTRACTS") are valid, binding and in full force and effect in accordance with their terms and conditions and there is no existing default thereunder or breach thereof by Seller, or, to the Best Knowledge of Seller, by any other party to the Contracts, or any conditions which, with the passage of time or the giving of notice or both, will constitute such a default by Seller, or, to the Best Knowledge of Seller, by any other party to the Contracts, and the Contracts will not be breached by or give any other party a right of termination as a result of the transactions contemplated by this Agreement. Seller is not aware of any reason why any of the Contracts (i) will result in a loss to Purchaser on completion by performance or (ii) cannot readily be fulfilled or performed by Purchaser with the Asset on time without undue or unusual expenditure of money or effort. Copies of all of the documents (or in the case of oral commitments, descriptions of the material terms thereof) relevant to the Contracts listed in
Schedule 4.8 hereto, have been delivered by Seller to Purchaser, and such copies and descriptions are true, complete and accurate and include all amendments, supplements or modifications thereto. To the Best Knowledge of Seller, no purchaser of services under any Contract will stop or decrease its rate of buying services (on an annualized basis) from Seller prior to the Closing Date. No one has advised Seller that any Contract assigned to Purchaser by Seller pursuant to the transactions contemplated by this Agreement will be terminated by any customer prior to, on or after the Closing or that any existing relationship with any customer will expire upon termination of any existing Contract. Except as set forth on Schedule 4.8A hereto, all of the Contracts may be assigned to Purchaser without the approval or consent of any Person.

              .9     EFFECT OF AGREEMENT.  Except as set forth on Schedule 4.9, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (i) result in any breach of any of the terms or conditions of, or constitute a default under, the Certificate of Incorporation or Bylaws of Seller or Shareholder, or any commitment, mortgage, note, bond, debenture, deed of trust, contract, agreement, license or other instrument or obligation to which either Seller or Shareholder is now a party or by which Seller or Shareholder or any of their properties or assets may be bound or affected; (ii) result in any violation of any Governmental Requirement; (iii) cause Purchaser to lose the benefit of any right or privilege included in the Assets; (iv) relieve any Person of any obligation (whether contractual or otherwise) or enable any Person to terminate any such obligation or any right or benefit enjoyed by Seller or to exercise any right under any agreement in respect of the Assets or the Business; or (v) require notice to or the consent, authorization, approval or order of any Person (except as may be contemplated by the last sentence of Section 4.8 hereof). To the Best Knowledge of Seller, the business relationships of clients, customers and suppliers of the Business will not be adversely affected by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

              .10 PROPERTIES, ASSETS AND LEASEHOLD ESTATES. Seller has good and marketable title to all the Assets, free and clear of all mortgages, liens, pledges, conditional sales agreements, charges, easements, covenants, assessments, options, restrictions and encumbrances of any nature whatsoever. All leases to which real property is leased in connection with the Business are in good standing, valid and enforceable with respect to their terms.

              .11    INTANGIBLE PROPERTY.  Except as set forth on Schedule 4.11 hereto, the operation of the Business as now conducted by Seller does not require the use of or consist of any rights under any patents, inventions, trademarks, trade names, brand names or copyrights. Seller owns and has the full and exclusive right to use in connection with the Business all of the items listed on Schedule 4.11 hereto, which items are in full force and effect. Seller has not transferred, encumbered or licensed to any Person any rights to own or use any portion of the items listed on Schedule 4.11 hereto or any other intangible property included in the Assets. None of (i) the items listed on
Schedule 4.11, (ii) any other intangible property included in the Assets, or
(iii) the operation of the Business as presently conducted, violates or infringes upon any patents, inventions, trademarks, trade names, brand names or copyrights owned by others.

To the Best Knowledge of Seller, none of the items listed on Schedule 4.11 hereto or any other intangible property included in the Assets is being infringed upon by any Person.

              .12    SUITS, ACTIONS AND CLAIMS.  Except as set forth in
Schedule 4.12 hereto, (i) there are no suits, actions, claims, inquiries or investigations by any Person, or any legal, administrative or arbitration proceedings in which the Business is engaged or which are pending or, to the Best Knowledge of Seller, threatened against or affecting the Business or Assets or any of its properties, or which question the validity or legality of the transactions contemplated hereby, (ii) no basis or grounds for any such suit, action, claim, inquiry, investigation or proceeding exists, and (iii) there is no outstanding order, writ, injunction or decree of any Governmental Authority against or affecting Seller with respect to the Business or Assets. Without limiting the foregoing, Seller has no knowledge of any state of facts or the occurrence of any event forming the basis of any present or potential claim against Seller or Shareholder with respect to the Business or the Assets.

              .13    LICENSES AND PERMITS; COMPLIANCE WITH GOVERNMENTAL
REGULATIONS. Schedule 4.13 hereto, sets forth a true and complete list of all licenses and permits necessary for the conduct of the Business. Seller has all such licenses and permits validly issued to it and in its name, and all such licenses and permits are in full force and effect. True and correct copies of all such licenses and permits are included in Schedule 4.13 hereto. No violations are or have been recorded in respect of such licenses or permits and no proceeding is pending or, to the Best Knowledge of Seller, threatened seeking the revocation or limitation of any of such licenses or permits. All such licenses and permits that are subject to transfer are included in the Assets. To the Best Knowledge of Seller, Seller has complied with all Governmental Requirements applicable to the Business, and all Governmental Requirements with respect to the distribution and sale of products and services by the Business.

              .14    AUTHORIZATION.  Each of Seller and Shareholder has full
legal right, power and authority to enter into and deliver this Agreement and to consummate the transactions set forth herein and to perform all the terms and conditions hereto to be performed by it. The execution and delivery of this Agreement by each of Seller and Shareholder and the performance by them of the transactions contemplated herein has been duly and validly authorized by all requisite corporate action of Seller and Shareholder, and this Agreement has been duly and validly executed and delivered by Seller and Shareholder and is the legal, valid and binding obligation of each of Seller and Shareholder, enforceable against them in accordance with its terms, except as limited by applicable bankruptcy, moratorium, insolvency or other similar laws affecting generally the rights of creditors or by principles of equity.

              .15    NO UNTRUE STATEMENTS.  The statements, representations and warranties of Seller set forth in this Agreement and the Schedules hereto and in all other documents and information furnished to Purchaser and its representatives in connection herewith do not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements, representations and warranties made not misleading. There is no fact that is not disclosed to Purchaser in this Agreement or the Schedules hereto that adversely affects or, so far as Seller can now reasonably foresee, could adversely affect the condition (financial or otherwise) of any of the Assets or the Business or the ability of Seller or Shareholder to perform their obligations under the Agreement.

              .16    RECORDS.  The books, records and minutes kept by Seller
with respect to the Assets and the Business, including, but not limited to, all customer files, service agreements quotations, correspondence and historic revenue data of the Business since January 1, 1994, have been kept properly and contain records of all matters required to be included therein by any Governmental Requirement, and such books, records and minutes are true, accurate and complete and (except for corporate minute books and stock records) are included in the Assets. Seller agrees to store for a period of at least three (3) years from the Closing Date all of Seller's tax and accounting records (other than those solely with respect to the Business which are included in the Assets) for the three (3) year period prior to the Closing Date. Such records shall be made available for inspection and copying by Purchaser upon reasonable advance notice and during reasonable business hours. Seller further agrees that if Seller intends to destroy any of such tax or accounting records during the period ending six (6) years after the Closing Date, Seller will first notify Purchaser and provide Purchaser with an opportunity to take possession of such records within a period of not less than thirty (30) days following such notice.

              .17    WORK-IN-PROCESS.  Except as set forth on Schedule 4.17
hereto, Seller has not received any payments with respect to any work-in-process with respect to the Business.

              .18    BROKERS AND FINDERS. Except as set forth on Schedule 4.18
hereto, no broker or finder has acted for Seller or Shareholder in connection with this Agreement or the transactions contemplated by this Agreement and no broker or finder is entitled to any brokerage or finder's fee or to any commission in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of Seller or Shareholder.

              .19    ADVERSE FACTS.  Seller is not aware (after having made all reasonable inquiries) of any fact or matter not disclosed in this Agreement or in the Schedules hereto which might be reasonably expected to adversely effect the Assets or the Business after Closing.

              .20    DEPOSITS.  Neither Seller nor Shareholder now hold, nor
does either Seller or Shareholder expect to receive between the date hereof and the Closing Date, any deposits or prepayments by third parties with respect to any of the Assets or the Business which are not reflected as liabilities on the Reference Balance Sheet.

              .21    WORKERS' COMPENSATION DATA.  All data set forth in the
workers' compensation report of Seller attached hereto as Schedule 4.21 is true, correct and complete as of the date thereof.

              .22    CUSTOMER LIST.  Schedule 4.22 hereto sets forth a true,
correct and complete list of all customers of the Business to which Seller has sold or provided services in excess of $50,000 per annum during the three (3) years immediately preceding the date hereof.

This list provides an accurate statement of the gross revenues received from each such customer by the Business during the twenty-four (24) month period ended November 30, 1995 and an estimate of those for the one month period ended December 31, 1996. To the Best Knowledge of Seller, no current customer of the Business listed on Schedule 4.22 hereto will stop or decrease its rate of buying services (on an annualized basis) from Seller prior to the Closing Date, or to the extent any such customer becomes a customer of Purchaser pursuant to the transactions contemplated by this Agreement, from Purchaser after the Closing Date.

              .23    NO ROYALTIES.  No royalty or similar item or amount is
being paid or is owing by Seller, nor is any such item accruing, with respect to the operation, ownership or use of the Business or the Assets.

              .24    BUSINESS.  All of the revenues generated by the Seller
from the Business have been earned and received by Seller, and not through or in any Subsidiary (as hereinafter defined).

              .25    SUBSIDIARIES.  Except as set forth on Schedule 4.25, the
Seller does not own any Subsidiaries. As used in this Agreement, the word "SUBSIDIARY" means any corporation or other organization, whether incorporated or unincorporated, of which such party or any other Subsidiary of such party is a general partner, or at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.


       5. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser represents and warrants to Seller as follows:

              .1     INCORPORATION.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland.

              .2     AUTHORIZATION.  Purchaser has full legal right and
corporate power to enter into and deliver this Agreement and to consummate the transactions set forth herein and to perform all the terms and conditions hereof to be performed by it. This Agreement has been duly executed and delivered by Purchaser and is a legal, valid and binding obligation of Purchaser enforceable in accordance with its terms, except as limited by applicable bankruptcy, moratorium, insolvency, or other laws affecting generally the rights of the creditors or by principals of equity. The execution and delivery of this Agreement by Purchaser and the performance by Purchaser of the transactions contemplated herein have been duly and validly authorized by all requisite corporate action of Purchaser.

              .3     BROKERS AND FINDERS.  No broker or finder has acted for
Purchaser in connection with this Agreement or the transactions contemplated by this Agreement and, no broker or finder is entitled to any brokerage or finder's fee or to any commission in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of Purchaser.


       6. PRE-CLOSING COVENANTS. The parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

              .1     GENERAL.  Each of the parties will use its best efforts to take all action and to do all things necessary, proper, or advisable to consummate and make effective the transactions contemplated by this Agreement (including satisfying the closing conditions set forth in Section 7 below).

              .2 NOTICES AND CONSENTS. The Seller will give any notices to third parties, and the Seller and Shareholder will each use its best efforts to obtain any third party consents that the Purchaser may request in connection with the matters pertaining to the Seller or Shareholder disclosed or required to be disclosed by this Agreement. Each of the parties will take any additional action that may be necessary, proper or advisable in connection with any other notices to, filings with, and authorizations, consents, and approvals of governments, governmental agencies, and third parties that it may be required to give, make or obtain.

              .3 OPERATION OF BUSINESS. The Seller will not engage in any practice, take any action, embark on any course of inaction, or enter into any transaction outside the ordinary course of business. Without limiting the generality of the foregoing, the Seller will not engage in any practice, take any action, embark on any course of inaction, or enter into any transaction of the sort described in Section 4.4 hereof.

              .4     PRESERVATION OF BUSINESS.  The Seller will keep the
business and properties of the Business substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

              .5     FULL ACCESS.  The Seller will permit representatives of
the Purchaser to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Seller, to all premises, properties, books, records, contracts, tax records, and documents of or pertaining to the Business.

              .6     NOTICE OF DEVELOPMENTS.  The Seller will give prompt
written notice to the Purchaser of any material development affecting the assets, liabilities, business, financial condition, operations, results of operations, or future prospects of the Business. Each party will give prompt written notice to the other of any material development affecting the ability of the parties to consummate the transactions contemplated by this Agreement. No disclosure by any party pursuant to this Section 6.6, however, shall be deemed to amend or supplement the

Schedules or Exhibits hereto, or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

              .7     EXCLUSIVITY.  The Seller and Shareholder will not, with
respect to the Business or the Assets, (i) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to any (A) liquidation, dissolution, or recapitalization, (B) merger or consolidation, (C) acquisition or purchase of securities or assets, or (D) similar transaction or business combination involving Seller, or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing. The Seller will notify the Purchaser immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

              .8     UPDATED SCHEDULES.  The Purchaser acknowledges that the
preparation and delivery of the Schedules to the Agreement may not be prepared and/or final at the time of the execution and delivery of this Agreement. As such, the parties hereto agree as follows:

                     (a) The Seller shall have the right to deliver the Schedules to the Agreement and/or to amend, restate or supplement the Schedules to the Agreement at any time on or prior to the Closing Date;

                     (b) At the Closing, the Seller shall deliver to the Purchaser two (2) complete copies of the proposed final Schedules to the Agreement; and

                     (c) Purchaser shall notify Seller in writing at the Closing that either (i) Purchaser accepts such Schedules, in which case they shall become a part of this Agreement as if such Schedules were in existence on the date this Agreement was originally executed and all such disclosures made in such Schedules shall be deemed to be disclosed as if such Schedules have been made as of the date of this Agreement or (ii) Purchaser, in its sole and reasonable discretion, believes that the information disclosed in such Schedules and/or amended Schedules would result in a material adverse change or material adverse affect on the Business, Assets or future prospects of the Business and therefore elects to terminate this Agreement pursuant to the provisions of Section 8 of this Agreement without any liability to Purchaser.


       7.     CONDITIONS TO OBLIGATION TO CLOSE.

              .1     CONDITIONS TO OBLIGATION OF THE PURCHASER.  The
obligations of the Purchaser to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                     (a)    the representations and warranties set forth in
Section 4 hereof shall be true and correct in all material respects at and as of the Closing Date;

                     (b) the Seller and Shareholder shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

                     (c) the Seller and Shareholder shall have procured all of the third party consents specified in Section 6 above;

                     (d) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (iii) affect adversely the right of the Purchaser to own, operate, or control the Assets (and no such judgment, order decree, stipulation, injunction, or charge shall be in effect);

                     (e) the Seller shall have delivered to the Purchaser a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified above in Section 7.1(a)-(d) is satisfied in all respects;

                     (f) the Purchaser shall have received all other authorizations, consents, and approvals of governments and governmental agencies set forth in this Agreement;

                     (g) the Purchaser shall have received from Bruce Eckhoff, Patricia Bailey, Penny Bevier, Neal Jones and each person listed in
Schedule 16.2(b) an executed Employment Agreement in substantially the form and substance attached hereto as Exhibit B;

                     (h) the Purchaser shall have received from each person listed in Schedule 16.2(c) an executed Non-Competition Agreement in substantially the form and substance attached hereto as Exhibit C;

                     (i) all actions and approvals to be taken by the Seller or Shareholder in connection with consummation of the transactions contemplated hereby (including approval of the Seller's or Shareholder's stockholders if required by law) and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Purchaser;

                     (j) the Purchaser shall have received from John B. Connor, P.L.C., counsel for the Seller and Shareholder, an opinion addressed to Purchaser dated the date of the Closing, and in form and substance attached hereto as Exhibit D;

                     (k) Purchaser shall have received from the Seller all necessary documents to evidence Seller's release of the persons listed on
Schedule 16.2(b) from any and all obligations regarding confidentiality, non-disclosure, non-solicitation and non-competition;

                     (l) the Purchaser shall have obtained the approval of its Board of Directors for the transactions contemplated by this Agreement;

                     (m) the Purchaser shall have received from the Seller its unaudited financial statements (income statements for fiscal years 1994 and 1995) and for the nine-month period ended September 30, 1996 of the Business;

                     (n) Seller shall have paid all management incentive bonuses owed to management of the Business for the fiscal year ending December 31, 1996 and any amounts owed pursuant to bonuses earned in prior periods;

                     (o) Since October 31, 1996, except as permitted by this Agreement, the Seller shall not have made any distribution or dividend (other than the cash of the Business), consulting or other payment from the income generated by the Business to Seller or to Seller's employees, except for employment salaries (not to exceed current compensation levels);

                     (p) Seller shall not have experienced any material adverse change in the Business;

                     (q) Seller shall not have lost any material customer or customers representing a significant amount of the Business nor shall the same have significantly curtailed the buying of services from Seller. For purposes of this Section 7.1(r), a "MATERIAL CUSTOMER" shall mean a customer to whom Seller invoiced at least $300,000 of services in calendar year 1996; and

                     (r) the Purchaser shall have received from Seller an executed Administrative Services Agreement in form and substance to be mutually agreed upon by Purchaser and Seller.

              The Purchaser may waive any condition specified in this Section 7 if it executes a writing so stating at or prior to the Closing.

              .2     CONDITIONS TO OBLIGATIONS OF THE SELLER.  The obligations
of the Seller and Shareholder to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                     (a)    the representations and warranties set forth in
Section 5 above shall be true and correct in all material respects at and as of the Closing Date;

                     (b) the Purchaser shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                     (c) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such judgment, order, decree, stipulation, injunction, or charge shall be in effect);

                     (d) the Purchaser shall have delivered to Seller and Shareholder a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified above in
Section 7.2(a)-(c) is satisfied in all respects;

                     (e) the Seller shall have obtained the approval of its Board of Directors for the transactions contemplated by this Agreement;

                     (f) the Seller and Shareholder shall have received from the General Counsel for COREStaff, Inc., a Delaware corporation and the parent corporation of Purchaser, an opinion addressed to Seller and Shareholder and dated as of the Closing Date in form and substance attached hereto as Exhibit F; and

                     (g) the Purchaser shall have delivered to Bruce Eckhoff, Patricia Bailey, Penny Bevier, Neal Jones and each person listed in
Schedule 16.2(b) an executed Employment Agreement in substantially the form and substance attached hereto as Exhibit B.

              The Seller or Shareholder may waive any condition specified in this Section 7 if it executes a writing so stating at or prior to the Closing.


       8.     TERMINATION.

              .1     TERMINATION OF AGREEMENT.  Certain of the parties may
terminate this Agreement as provided below:

                     (a) the Purchaser, the Seller and Shareholder may terminate this Agreement by mutual written consent at any time prior to the Closing;

                     (b) the Purchaser may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing in the event the Seller is in breach.

                     (c) the Purchaser may terminate this Agreement by giving written notice to the Seller on or before December 25, 1996 if the Purchaser is not reasonably satisfied with the results of its continuing business, legal, and accounting due diligence regarding the Seller.

                     (d) the Purchaser may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing if the Closing shall not have occurred on or before December 31, 1996 by reason of the failure of any condition precedent under Section 7 hereof (unless the failure results primarily from the Purchaser itself breaching any representation, warranty, or covenant contained in this Agreement);

                     (e) the Seller or Shareholder may terminate this Agreement by giving written notice to the Purchaser at any time prior to the Closing if the Closing shall not have occurred on or before December 31, 1996 by reason of the failure of any condition precedent under Section 7 hereof (unless the failure results primarily from the Seller or Shareholder breaching any representation, warranty, or covenant contained in this Agreement).

                     (f) the Purchaser shall have the right in its good faith discretion, to terminate this Agreement at any time if any material adverse change in the Business or Assets occurs or if any information is subsequently disclosed in the Schedules to be delivered by Seller hereunder after the date of execution of this Agreement which information may reasonably be expected to have a material adverse effect on the Business or the Assets following the Closing.

              .2     EFFECT OF TERMINATION.  If any party terminates this
Agreement pursuant to Section 8.1 above, all obligations of the parties hereunder shall terminate without any liability of any party to any other party (except for any liability of any party then in breach of this Agreement.


       9. NATURE OF STATEMENTS AND SURVIVAL OF INDEMNIFICATIONS, GUARANTEES, REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDER. All statements of fact contained in this Agreement or in any written statement (including financial statements), certificate, schedule or other document delivered by or on behalf of Seller or Shareholder pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed representations and warranties of Seller and Shareholder hereunder. All indemnifications, guarantees, covenants, agreements, representations and warranties made by Seller or Shareholder hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall survive the Closing for a period of 15 months and one day from the Closing Date, regardless of any investigation at any time made by or on behalf of Purchaser.

       10.    SPECIAL CLOSING AND POST-CLOSING COVENANTS.

              .1     DELIVERY OF FUNDS AND OTHER ASSETS COLLECTED BY PURCHASER;
POWER OF ATTORNEY. To the extent Purchaser receives any funds or other assets in payment of receivables or work-in-process incurred prior to the Closing Date or the other Excluded Assets, Purchaser shall immediately deliver such funds and assets to Seller and take all steps necessary to vest title to such funds and assets in Seller. Purchaser hereby designates Seller as Purchaser's true and lawful attorney-in-fact, with full power of substitution, to execute or endorse for the benefit of Seller any checks, notes or other documents received by Purchaser in payment of or in substitution or exchange for any of the Excluded Assets. Purchaser hereby acknowledges and agrees that the power of attorney set forth in the preceding sentence is coupled with an interest, and further agrees to execute and deliver to Seller from time to time any documents or instruments reasonably requested by Seller to evidence such power of attorney.

              .2     DELIVERY OF FUNDS AND OTHER ASSETS COLLECTED BY SELLER OR
SHAREHOLDER; POWER OF ATTORNEY. To the extent Seller or Shareholder receives any funds or other assets in payment of receivables or work-in-process incurred on or after the Closing Date, or in connection with any other Assets being sold to Purchaser hereto, each of Seller and Shareholder shall immediately deliver such funds and assets to Purchaser and take all steps necessary to vest title to such funds and assets in Purchaser. Seller hereby designates Purchaser and its officers as Seller's true and lawful attorney-in-fact, with full power of substitution, to execute or endorse for the benefit of Purchaser any checks, notes or other documents received by Purchaser in payment of or in substitution or exchange for any of the Assets. Seller hereby acknowledges and agrees that the power of attorney set forth in the preceding sentence is coupled with an interest, and further agrees to execute and deliver to Purchaser from time to time any documents or instruments reasonably requested by Purchaser to evidence such power of attorney.

              .3     CONSENTS OF LANDLORDS.  Within 60 days following the
Closing, Seller shall have used its best efforts to obtain consents from all lessors of real property leased by the Business to the assignment of such leases to Purchaser without any amendment, modification or change in the terms of any of such leases.


       11.    INDEMNITY BY SELLER.

              .1     INDEMNITY.  Seller and Shareholder shall and hereby do,
jointly and severally, indemnify, hold harmless and defend Purchaser, its Affiliates and their officers, directors, shareholders, employees, agents, representatives and consultants (collectively, the "INDEMNIFIED PARTIES") at all times from and after the date of this Agreement, from and against any and all penalties, demands, damages, punitive damages, losses, loss of profits, liabilities, suits, costs, costs of any settlement or judgment, claims of any and every kind whatsoever, refund obligations (including, without limitation, interest and penalties thereon), remediation costs and expenses (including, without limitation, reasonable attorneys' fees), of or to any of the Indemnified Parties ("DAMAGES"), which may now or in the future be paid, incurred or suffered by or asserted against the Indemnified Parties by any Person resulting or arising from or incurred in connection with any one or more of the following (provided that this Section 11 shall not apply to any items that have been expressly assumed by Purchaser under this Agreement):

                     (a) any liability or claim for liability (whether in contract, in tort or otherwise, and whether or not successful) of or against Seller or Shareholder or related in any way to the Business or Assets of any of them (including any liability of Seller or Shareholder under all ERISA laws);

                     (b) any liability or claim for liability (whether in contract, in tort or otherwise, and whether or not successful) related in any way to the Assets or the Business to the extent such liability arises in connection with any action, omission or event occurring on or prior to the Closing Date;

                     (c) any liability or claim for liability (whether in contract, in tort or otherwise, and whether or not successful) related to any liens, obligations or encumbrances of any nature whatsoever against or in any way related to the Assets or the Business which have not been expressly assumed by the Purchaser hereunder;

                     (d) any liability or claim for liability (whether in contract, in tort or otherwise, and whether or not successful) related to the Taxes of Seller or Shareholder;

                     (e) any liability or claim for liability (whether or not successful) related to any lawsuit or threatened lawsuit or claim involving the Seller or Shareholder, including but not limited to, those items listed on
Schedule 4.12 hereto;

                     (f) any misrepresentation, breach of warranty or nonfulfillment of any covenant or agreement on the part of the Seller or Shareholder under this Agreement or from any misrepresentation in or omission from any list, schedule, certificate or other instrument furnished or to be furnished to Purchaser pursuant to the terms of this Agreement;

                     (g) any liability or claim for liability against Purchaser or any of the Assets to the extent such liability or claim for liability arises in connection with the failure of Purchaser and Seller to comply with any applicable bulk transfer law; and

                     (h) all actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including costs of court and reasonable attorneys' fees) incident to any of the foregoing.

              .2     LIMITATION OF CERTAIN LIABILITY.  To the extent the
Indemnified Parties incur or suffer Damages for any matter for which Seller and Shareholder are obligated to indemnify, hold harmless and defend Purchaser under Section 11.1(f) above, Seller and Shareholder shall not be liable for any such Damages (i) until Purchaser has suffered aggregate losses by reason of all such misrepresentations, breaches of warranty and/or non-fulfillments of covenants or agreements on the part of Seller and/or Shareholder in excess of a $175,000 threshold (at which point Seller and Shareholder will be obligated to indemnify Purchaser from and against all such aggregate losses including losses back to the first dollar), and (ii) in excess of $4,000,000; provided, however, that the limitations set forth in (i) and (ii) above specifically shall not apply to Damages (y) resulting from or attributable to intentional fraud or any willful misconduct by Seller and Shareholder, or (z) for any matter or matters (other than those set out in Section 11.1(f) above) for which Seller or Shareholder is obligated to indemnify, hold harmless and defend Purchaser. The provisions of this Section 11 will terminate on the second anniversary of the Closing Date.

              .3     NOTICE OF CLAIM.  Purchaser agrees that upon its discovery of facts giving rise to a claim for indemnity under the provisions of this Agreement, including receipt by it or any Indemnified Party of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, by any person with respect to any matter as to which any of the Indemnified Parties are entitled to indemnity under the provisions of this Agreement (such actions being collectively referred to in this Section 11 as the "CLAIM"), Purchaser will give prompt notice thereof in writing to the Seller and Shareholder; provided that any delay in giving or failure to give such notice shall not limit the rights of Purchaser or any Indemnified Party to indemnity hereunder, and Purchaser shall have no liability for such delay or failure, except to the extent that the Seller and Shareholder are shown to have been materially damaged by such delay or failure.

              .4     RIGHT TO DEFEND.  The Seller and Shareholder shall be
entitled at their sole cost and expense to contest and defend by all appropriate legal proceedings any Claim with respect to which either Seller or Shareholder is called upon to indemnify any of the Indemnified Parties under the provisions of this Agreement; provided, however, that notice of the intention so to contest shall be delivered by the Seller and Shareholder to Purchaser within twenty (20) days from the effective date of notice to the Seller and Shareholder by Purchaser of the assertion of the Claim, and provided, further that such right to contest and defend shall exist only if the Seller and Shareholder have (i) admitted in writing to Purchaser the obligation of the Seller and Shareholder to pay the indemnified obligations to the Indemnified Parties with respect to the Claim and (ii) have provided the Indemnified Parties with satisfactory evidence of the Seller and Shareholder's ability to pay any indemnity obligation that reasonably may arise under the Claim. Any such contest may be conducted in the name and on behalf of Purchaser. Such contest shall be conducted by reputable attorneys employed by the Seller and Shareholder and reasonably acceptable to Purchaser, but Purchaser shall have the right to participate in such proceedings and to be represented by attorneys of its own choosing at its cost and expense. If, after such opportunity, the Seller and Shareholder have not satisfied all requirements for the contest of a claim by them (i.e., timely election, admission of liability and proof of ability regarding payment), then the Seller and Shareholder shall (i) at their expense, except for travel expenses requested to be incurred by Purchaser, reasonably cooperate with Purchaser with respect to defense of the Claim, and (ii) be bound by the result obtained with respect to the Claim by Purchaser. At any time after the commencement of defense of any Claim, the Seller and Shareholder may request Purchaser to accept a bona fide offer from the other parties to the Claim for a cash settlement payable solely from the Seller and Shareholder (which places no burdens or restrictions on Purchaser and does not otherwise prejudice Purchaser), whereupon such action shall be taken unless Purchaser determines that the contest should be continued, and so notifies the Seller and Shareholder in writing within fifteen (15) days of such request from the Seller and Shareholder. In the event that, after such a request by the Seller and Shareholder for acceptance of a bona fide cash settlement offer, Purchaser determines that the contest should be continued, the Seller and Shareholder shall be liable for indemnity hereunder only to the extent of the lesser of (i) the amount which the other party to the contested Claim had agreed to accept in settlement as of the time the Seller and Shareholder made its request therefor to Purchaser or (ii) such amount for which the Seller and Shareholder may be liable with respect to such Claim by reason of the provisions hereof.

              .5     COOPERATION BY PURCHASER.  If requested by the Seller and
Shareholder, Purchaser and its officers and employees shall reasonably cooperate with the Seller and Shareholder and its counsel in contesting any Claim with respect to which the Seller and Shareholder have satisfied all requirements for a contest by them as set forth in Section 11.4 above; provided that the Seller and Shareholder shall reimburse Purchaser for any actual out-of-pocket expenses incurred by it in so cooperating.

              .6     PAYMENT.  The Seller and Shareholder shall promptly pay to
Purchaser or such other Indemnified Party as may be entitled to indemnity hereunder in cash the amount of any Damages to which Purchaser or such Indemnified Party may become entitled by reason of the provisions of this Agreement.


       12. LEASE AGREEMENT. Purchaser shall assume the leases for the office space currently used by Seller in connection with the operation of the Business and that are listed on Schedule 3.4 hereto. Purchaser will, from and after Closing, hold harmless Seller from any liability thereunder accruing after Closing.


       13. NON-COMPETITION AGREEMENTS. As an inducement for Purchaser to enter into this Agreement and in return for the payment of $150,000 as provided by Section 3.1(a), the parties hereby agree to the provisions of this Section
13. For a period commencing on the date hereof through the third anniversary of the Closing Date, neither Seller nor Shareholder, shall (i) within the territorial boundaries of the continental United States, where the Business of Seller is now conducted, compete directly or indirectly with the Purchaser's Business, (ii) solicit directly or indirectly any of the Accounts (as hereinafter defined) of Seller or of Purchaser or its Affiliates or services similar to those of/and in the Purchaser's Business, (iii) be employed by or otherwise render services to, or own any interest in, any Person that directly or indirectly (a) competes with the Purchaser's Business or its Affiliates within the States of the United States in which the Business is currently conducted, or (b) solicits directly or indirectly any of the Accounts included in the Assets or of Purchaser or its Affiliates, or (iv) solicit directly or indirectly for employment by Seller or Shareholder any of the employees of the Business. For purposes of this Section 13, the term "Accounts" shall mean any Person located in the United States of America for which Seller has performed services with respect to the Business or Purchaser or its Affiliates does perform services in the Purchaser's Business during the period beginning three
(3) years prior to the date hereof and ending on the third anniversary of the Closing Date. Each of Seller and Shareholder agrees that the limitations set forth herein on the rights of Seller and its Affiliates to compete with Purchaser and its Affiliates are reasonable and necessary for the protection of the Purchaser. In this regard, Seller and Shareholder specifically agree that the limitations as to period of time and geographic area, as well as all other restrictions on its activities specified herein, are reasonable and necessary for the protection of the Purchaser. Seller and Shareholder further recognize and agree that violation of any of the agreements contained in this Section 13 will cause irreparable damage or injury to Purchaser, the exact amount of which may be impossible to ascertain, and that, for such reason, among others, Purchaser and its Affiliates shall be entitled to an injunction, without the necessity of posting a bond, restraining any further violation of such agreements. Such rights to any injunction shall be in addition to, and not in limitation of, any other rights and remedies Purchaser and its Affiliates may have against Seller or Shareholder and their Affiliates, including, but not limited to, the recovery of damages. Further, it is agreed by Seller and Shareholder that in the event the provisions of this Agreement should ever be deemed to exceed the time or geographic limitations permitted by applicable law, then such provisions shall be reformed to the maximum time or geographic limitations permitted. Notwithstanding the foregoing, Purchaser recognizes and hereby agrees that either Shareholder or Seller's engaging in the activities described on Schedule 13 hereto shall not be deemed to be a violation of the provisions of this Section 13.


       14. NONDISCLOSURE OF CONFIDENTIAL INFORMATION. Seller and Shareholder each recognizes and acknowledges that it has and will have access to certain confidential information of Seller that is included in the Assets (including, but not limited to, list of customers, and costs and financial information) that after the consummation of the transactions contemplated hereby will be valuable, special and unique property of Purchaser. Seller and Shareholder each agree that it will not disclose, and it will use its best efforts to prevent disclosure by any other Person of, any such confidential information to any Person, except to authorized representatives of Purchaser. Seller and Shareholder recognize and agree that violation of any of the agreements contained in this Section 14 will cause irreparable damage or injury to Purchaser, the exact amount of which may be impossible to ascertain, and that, for such reason, among others, Purchaser shall be entitled to an injunction, without the necessity of posting bond, therefor, restraining any further violation of such agreements. Such rights to any injunction shall be in addition to, and not in limitation of, any other rights and remedies Purchaser may have against Seller or Shareholder.


       15. ASSIGNMENT OF CONTRACTS. Notwithstanding any other provision of this Agreement, nothing in this Agreement or any related document shall be construed as an attempt to assign (i) any contract which, as a matter of law or by its terms, is nonassignable without the consent of the other parties thereto unless such consent has been given, or (ii) any contract or claims as to which all of the remedies for the enforcement thereof enjoyed by Seller would not, as a matter of law or by its terms, pass to Purchaser as an incident of the transfers and assignments to be made under this Agreement. In order, however, that the full value of every contract and claim of the character described in clauses (i) and (ii) above and all claims and demands on such contracts may be realized for the benefit of Purchaser, Seller, at the request and expense and under the direction of Purchaser, shall take all such action and do or cause to be done all such things as will, in the opinion of Purchaser, be necessary or proper in order that the obligations of Seller under such contracts may be performed in such manner that the value of such contract will be preserved and will inure to the benefit of Purchaser, and for, and to facilitate, the collection of the monies due and payable and to become due and payable thereunder to Purchaser in and under every such contract and claim incurred after the Closing. Seller shall promptly pay over to Purchaser all monies collected by or paid to it in respect of every such contract, claim or demand to the extent such monies are earned by the Purchaser on or after the Closing Date. Nothing in this Section 15 shall relieve Seller of its obligation to obtain any consents required for the transfer of the Assets and all rights thereunder to Purchaser, or shall relieve Seller from any liability to Purchaser for failure to obtain such consents.


       16.    SPECIAL PROVISIONS REGARDING EMPLOYEES OF SELLER.

              .1     NEW EMPLOYEES OF PURCHASER.  It is the intention of
Purchaser, and Seller hereby acknowledges and agrees with such position, that any employees of Seller that Purchaser hires will be new employees of Purchaser as of the Closing Date or the date of hire, whichever is later. Except as set forth in Section 16.3 below, such new employees shall be entitled only to such compensation and employee benefits as are agreed to by such employees and Purchaser, or as are otherwise provided by Purchaser, in its sole discretion.

              .2     HIRING OF EMPLOYEES.

                     (a) Purchaser will use its reasonable efforts to hire the existing employees of Seller engaged in the Business in connection with its purchase of the Assets; provided however, that Purchaser shall be entitled to review employee records, conduct employee interviews and employee screening procedures used by Purchaser in its business, and may refuse to offer employment to any employee of Seller if such employee fails to meet the hiring criteria of Purchaser.

                     (b) As a condition to their employment by Purchaser, all existing employees of Seller listed in Schedule 16.2(b) shall execute and deliver to Purchaser an Employment Agreement, a confidentiality agreement, and a non- competition agreement, each in form and substance acceptable to Purchaser.

              .3     EXISTING EMPLOYEE BENEFIT PLANS.  Purchaser shall have no
obligation after the Closing to continue any pension plans or work benefit plans currently offered by Seller to its employees. Seller agrees to indemnify and hold harmless Purchaser from and against any claim which may arise because of the failure to continue such pension plans or work benefit programs.

              .4     INDEMNITY CONCERNING ACCRUED BENEFITS.  Except as
expressly assumed by Purchaser hereunder and as reflected in the Net Working Capital of Seller, Seller and Shareholder jointly and severally agree to indemnify and hold harmless Purchaser from and against any and all accrued and outstanding employee benefits, salary, vacation pay, bonuses, commissions and other emoluments of its employees and from any other employee related matters or liabilities with respect to Seller's employees.

       17. EXPENSES. Whether or not the transactions contemplated hereby are consummated, Seller and Shareholder will pay all of their costs and expenses and Purchaser will pay all of its costs and expenses, incurred in connection with the preparation of and execution of this Agreement and the consummation of the transactions contemplated hereby.

       18. FURTHER ACTIONS. From time to time, at the request of any party hereto, the other parties hereto shall execute and deliver such instruments and take such action as may be reasonably requested to evidence the transactions contemplated hereby.

       19. NOTICES. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, given by prepaid telex or telegram or by facsimile or other similar instantaneous electronic transmission device or mailing first class, postage prepaid, certified United States mail, return receipt requested, as follows:

              (a)    If to Purchaser, at:

                            COMSYS Technical Services, Inc.
                            c/o COREStaff, Inc.
                            4400 Post Oak Place Drive, Suite 1130
                            Houston, Texas  77027-3413
                            Attention:            Mr. Michael T. Willis
                            Facsimile No.: (713) 627-1059

                     With a copy to:

                            Peter T. Dameris, Esq.
                            COREStaff, Inc.
                            4400 Post Oak Parkway,  Suite 1130
                            Houston, Texas  77027-3413
                            Attention:            Peter T. Dameris
                            Facsimile No.: (713) 627-1059

              (b)    If to Seller or Shareholder, at:

                            Telos Corporation
                            19886 Ashburn
                            Ashburn, Virginia  20147
                            Attention:            David Aldrich
                            Facsimile No.: (703) 724-3855

                     With a copy to

                            John B. Connor, Esq.
                            John B. Connor, P.L.C.
                            1033 N. Fairfax Street, No. 310
                            Alexandria, Virginia  22314
                            Facsimile No:  (703) 836-1799

provided that any party may change its address for notice by giving to the other party written notice of such change. Any notice given under this Section 19 shall be effective (i) if delivered personally, when delivered, (ii) if sent by telex or telegram or by facsimile or other similar instantaneous electronic transmission device, twenty-four (24) hours after sending, and (iii) if mailed, forty-eight (48) hours after mailing.


       20.    GENERAL PROVISIONS.

              .1     GOVERNING LAW; INTERPRETATION; SECTION HEADINGS.  THIS
AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MARYLAND, WITHOUT REGARD TO CONFLICT-OF-LAWS RULES AS APPLIED IN MARYLAND. THE SECTION HEADINGS CONTAINED HEREIN ARE FOR PURPOSES OF CONVENIENCE ONLY, AND SHALL NOT BE DEEMED TO CONSTITUTE A PART OF THIS AGREEMENT OR TO AFFECT THE MEANING OR INTERPRETATION OF THIS AGREEMENT IN ANY WAY. ANY ACTION OR PROCEEDING ARISING UNDER THIS AGREEMENT SHALL TAKE PLACE IN THE UNITED STATES DISTRICT COURT (EASTERN DISTRICT) IN ALEXANDRIA, VIRGINIA.

              .2     SEVERABILITY.  Should any provision of this Agreement be
held unenforceable or invalid under the laws of the United States of America or the State of Maryland, or under any other applicable laws of any other jurisdiction, then the parties hereto agree that such provision shall be deemed modified for purposes of performance of this Agreement in such jurisdiction to the extent necessary to render it lawful and enforceable, or if such a modification is not possible without materially altering the intention of the parties hereto, then such provision shall be severed herefrom for purposes of performance of this Agreement in such jurisdiction. The validity of the remaining provisions of this Agreement shall not be affected by any such modification or severance, except that if any severance materially alters the intentions of the parties hereto as expressed herein (a modification being permitted only if there is no material alteration), then the parties hereto shall use their best reasonable effort to agree to appropriate equitable amendments to this Agreement in light of such severance, and if no such agreement can be reached within a reasonable time, any party hereto may initiate arbitration under the then current rules of the American Arbitration Association to determine and effect such appropriate equitable amendments.

              .3     ENTIRE AGREEMENT.  This Agreement sets forth the entire
agreement and understanding of the parties hereto with respect to the transactions contemplated hereby and supersedes all prior agreements, arrangements and understandings related to the subject matter hereof. No representation, promise, inducement or statement of intention has been made by any party hereto which is not embodied in this Agreement, and no party hereto shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth.

              .4     BINDING EFFECT.  All the terms, provisions, covenants and
conditions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective heirs, executors, administrators, representatives, successors and assigns.

              .5     ASSIGNMENT.  This Agreement and the rights and obligations of the parties hereto shall not be assigned or delegated by any party hereto without the prior written consent of the other parties hereto.

              .6     AMENDMENT; WAIVER.  This Agreement may be amended,
modified, superseded or canceled, and any of the terms, provisions, representations, warranties, covenants or conditions hereof may be waived, only by a written instrument executed by all parties hereto, or, in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right to enforce the same. No waiver by any party of any condition contained in this Agreement, or of the breach of any term, provisions, representation, warranty or covenant contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach, or as a waiver of any other condition or of the breach of any other term, provision, representation, warranty or covenant.

              .7     GENDER; NUMBERS.  All references in this Agreement to the
masculine, feminine or neuter genders shall, where appropriate, be deemed to include all other genders. All plurals used in this Agreement shall, where appropriate, be deemed to be singular, and vice versa.

              .8     COUNTERPARTS.  This Agreement may be executed
simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement shall be binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of the parties reflected hereon as signatories.

              .9     TELECOPY EXECUTION AND DELIVERY.   A facsimile, telecopy
or other reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more parties hereto by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.





                     [THIS SPACE INTENTIONALLY LEFT BLANK]

       IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.
                                           "PURCHASER"

                                           COMSYS TECHNICAL SERVICES, INC.
WITNESS:

                                           By:    /s/ PETER T. DAMERIS
                                                  --------------------------
       [signature on file]                        Peter T. Dameris
-----------------------------------               Senior Vice President




                                           "SHAREHOLDER"

                                           TELOS CORPORATION
WITNESS:

                                           By:    /s/ DAVID ALDRICH
                                                  --------------------------
       [signature on file]                        David Aldrich
-----------------------------------               Vice President




                                           "SELLER"


                                           TELOS CORPORATION
WITNESS:

                                           By:    /s/ WILLIAM BROWNLEY
                                                  --------------------------
       [signature on file]                        William Brownley
-----------------------------------               Vice President and General
                                                  Counsel

                  AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT


                 THIS AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT IS MADE AS OF DECEMBER 27, 1996 BY AND AMONG TELOS CORPORATION, A CALIFORNIA CORPORATION ("SELLER"), TELOS CORPORATION, A MARYLAND CORPORATION ("SHAREHOLDER) AND COMSYS TECHNICAL SERVICES, INC., A MARYLAND CORPORATION ("PURCHASER").

                                  WITNESSETH:

                 SELLER, SHAREHOLDER AND PURCHASER ARE PARTIES TO AN ASSET PURCHASE AGREEMENT DATED DECEMBER 13, 1996 (THE "PURCHASE AGREEMENT") PURSUANT TO WHICH PURCHASER WILL PURCHASE SUBSTANTIALLY ALL OF THE ASSETS OF TELOS CONSULTING SERVICES, A DIVISION OF THE SELLER. SELLER, SHAREHOLDER AND PURCHASER HAVE AGREED TO AMEND THE PURCHASE AGREEMENT IN THE MANNER SET FORTH BELOW.

                 CERTAIN CAPITALIZED TERMS USED HEREIN ARE DEFINED IN THE PURCHASE AGREEMENT.

                 THE PARTIES HERETO AGREE AS FOLLOWS:

         1.      AMENDMENTS TO PURCHASE AGREEMENT.

                 a. SECTION 2.3. SECTION 2.3 OF THE PURCHASE AGREEMENT IS HEREBY AMENDED TO ADD THE FOLLOWING SENTENCE AT THE END OF SUCH SECTION:

                          "FOR PURPOSES OF THIS AGREEMENT, THE CLOSING SHALL BE
                 DEEMED TO BE EFFECTIVE AS OF 12:01 A.M. ON THE CLOSING DATE."

                 b. SECTION 3.2. SECTION 3.2(a) OF THE PURCHASE AGREEMENT IS HEREBY AMENDED TO DELETE THE NUMBER "$3,352,148" IN THE THIRD LINE OF SUCH SECTION AND TO INSERT "$3,082,148" IN ITS PLACE.

                 c. SECTION 4.22. SECTION 4.22 OF THE PURCHASE AGREEMENT IS HEREBY AMENDED TO DELETE THE DATE "NOVEMBER 30, 1995" IN THE FIFTH LINE OF SUCH SECTION AND TO INSERT "NOVEMBER 30, 1996" IN ITS PLACE.


                 2. EFFECT OF THE AMENDMENT. ALL REFERENCES TO THE PURCHASE AGREEMENT IN THE PURCHASE AGREEMENT OR ANY RELATED DOCUMENT SHALL MEAN THE PURCHASE AGREEMENT AS AMENDED BY THIS AMENDMENT. EXCEPT AS SPECIFICALLY AMENDED ABOVE, THE PURCHASE AGREEMENT SHALL REMAIN IN FULL FORCE AND EFFECT, AND IS HEREBY RATIFIED AND CONFIRMED.

                 3. DESCRIPTIVE HEADINGS. THE DESCRIPTIVE HEADINGS OF THIS AMENDMENT ARE INSERTED FOR CONVENIENCE ONLY AND DO NOT CONSTITUTE A PART OF THIS AMENDMENT.

                 4. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MARYLAND.

                 5. COUNTERPARTS; FACSIMILE TRANSMISSION. THIS AMENDMENT MAY BE EXECUTED AND DELIVERED IN COUNTERPARTS, EACH OF WHICH SHALL CONSTITUTE AN ORIGINAL, AND ALL OF WHICH TOGETHER SHALL CONSTITUTE ONE AMENDMENT. THIS AMENDMENT MAY BE EXECUTED AND DELIVERED BY FACSIMILE TRANSMISSION.

                 IN WITNESS WHEREOF, THE PARTIES HAVE EXECUTED THIS AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT AS OF THE DATE FIRST WRITTEN ABOVE.

                                    TELOS CORPORATION,
                                    A MARYLAND CORPORATION


                                    BY:    /S/ DAVID ALDRICH
                                           -----------------------------------
                                            DAVID ALDRICH
                                            VICE PRESIDENT


                                    TELOS CORPORATION,
                                    A CALIFORNIA CORPORATION


                                    BY:    /S/ WILLIAM BROWNLEY
                                           -----------------------------------
                                            WILLIAM BROWNLEY
                                            VICE PRESIDENT AND GENERAL COUNSEL


                                    COMSYS TECHNICAL SERVICES, INC.
                                    A MARYLAND CORPORATION


                                    BY:     /S/ PETER T. DAMERIS
                                           -----------------------------------
                                            PETER T. DAMERIS
                                            SENIOR VICE PRESIDENT





                                     -2-